Exhibit 99.1

RESPONSE FROM APAC CUSTOMER SERVICES, INC. REGARDING PROPOSAL BY TRESAR HOLDINGS LLC

Bannockburn, IL, February 2, 2009 – On January 29, 2009, APAC Customer Services, Inc. (Nasdaq: APAC) received a proposal from Tresar Holdings LLC to acquire all of the outstanding shares of common stock of APAC other than those shares held by Theodore G. Schwartz, the Company’s founder and current Chairman of the Board, and certain related holders. Tresar also issued a press release regarding its proposal on January 29, 2009.

The Board of Directors of APAC is in the process of forming a special committee of independent directors to review the proposal.

The Company does not intend to comment further at this time.

About APAC Customer Services, Inc.

APAC Customer Services, Inc. (NASDAQ: APAC) is a leading provider of customer care services and solutions for market leaders in healthcare, business services, publishing, communications, travel and entertainment, and financial services industries. APAC partners with its clients to deliver custom solutions that enhance bottom-line performance. For more information, call 1-800-OUTSOURCE. APAC’s comprehensive web site is at http://www.apaccustomerservices.com.

Company Contact:	Investor Relations Contact:
Andrew B. Szafran APAC Customer Services, Inc. 847-374-1949 ABSzafran@APACMail.com	Harriet Fried / Jody Burfening Lippert/Heilshorn & Associates 212-838-3777 HFried@lhai.com